CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statements and related Prospectus of MTM Technologies, Inc. listed below, and to the incorporation by reference therein of our report dated May 20, 2005 with respect to the audited financial statements of Nexl, Inc., as of and for the years ended December 31, 2004, 2003 and 2002, and the Audited Financial Statements for Nexl, Inc. as of and for the six months ended June 30, 2005 and year ended December 31, 2004.

Registration Statements:
(1) Registration Statement on Form S-3 (No. 333-123144);
(2) Registration Statement on Form S-3 (No. 333-117549);
(3) Registration Statement on Form S-3 (No. 333- 49718);
(4) Registration Statement on Form S-8 (No. 333-126322);
(5) Registration Statement on From S-8 (No. 333-123147);
(6) Registration Statement on From S-8 (No. 333- 72269);



/s/  UHY LLP
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December 9, 2005